UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
______________________________

Date of report (Date of earliest event reported): October 12, 2010

ROME BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27481 (Commission File Number)	16-1573070 (IRS Employer Identification No.)

100 West Dominick Street, Rome, New York 13440-5810
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (315) 336-7300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[x] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 12, 2010, Rome Bancorp, Inc. (“Rome”), the holding company of The Rome Savings Bank, and Berkshire Hills Bancorp, Inc. (“Berkshire”), the holding company of Berkshire Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Rome will merge with and into Berkshire. Concurrent with the merger, it is expected that The Rome Savings Bank will merge with and into Berkshire Bank.

Under the terms of the Merger Agreement, 70% of the outstanding shares of Rome common stock will be converted into the right to receive 0.5658 shares of Berkshire common stock for each share of Rome and the remaining 30% of outstanding shares of Rome will be exchanged for $11.25 in cash.  Rome stockholders will have the right to elect to receive cash or Berkshire common stock as outlined above, subject to 70% of Rome common stock receiving Berkshire common stock and the proration procedures contained in the Merger Agreement.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the stockholders of Rome. The merger is currently expected to be completed in the first quarter of 2011.

The directors and executive officers of Rome have agreed to vote their shares in favor of the approval of the Merger Agreement at the stockholders meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, Rome has agreed to pay Berkshire a termination fee of $3.5 million.

The Merger Agreement also contains usual and customary representations and warranties that Berkshire and Rome made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Berkshire and Rome, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used to allocate risk between Berkshire and Rome rather than establishing matters as facts.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Berkshire will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. Rome stockholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Berkshire and Rome and the proposed transaction. When available, copies of this proxy statement/prospectus will be mailed to Rome stockholders. Copies of the proxy statement/prospectus may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Berkshire Hills Bancorp, Inc., Attention – Investor Relations Department, 24 North Street, Pittsfield, Massachusetts 01201, or to Rome Bancorp, Inc., 100 W. Dominick Street, Rome, NY 13440. Copies of other documents filed by Berkshire and Rome with the SEC may also be obtained free of charge at the SEC's web site or by directing a request to Rome at the address provided above.

Berkshire and Rome and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Rome in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement, dated March 26, 2010, for Berkshire’s 2010 annual meeting of stockholders, as filed with the SEC on Schedule 14A.  Information about the directors and executive officers of Rome is set forth in the proxy statement, dated April 1, 2010, for Rome’s 2010 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus when it becomes available.

Certain statements contained in this current report on Form 8-K that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire and Rome. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and Rome, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and Rome are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Rome files with the SEC.

Item 9.01.                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)                 Exhibits.

Exhibit 2.1	Agreement and Plan of Merger dated as of October 12, 2010 by and between Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc.

Exhibit 99.1           Joint Press Release dated October 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROME BANCORP, INC.
	By:	/s/Charles M. Sprock
Charles M. Sprock
Chairman of the Board, President and Chief Executive Officer

Date: October 12, 2010

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 12, 2010 by and between Berkshire Hills Bancorp, Inc. and Rome Bancorp, Inc.
99.1	Joint Press Release dated October 12, 2010.